Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Reports Fourth Quarter 2014 Financial Results

Company to Host Conference Call Today, February 18, 2015, at 11:00 AM ET

ST. PAUL, Minnesota, February 18, 2015 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced financial results for the three and twelve months ended December 31, 2014.

For the full year ended December 31, 2014, the Company reported a net loss of $26.1 million, or $0.39 per share. For the three months ended December 31, 2014, the Company reported a net loss of $6.2 million, or $0.09 per share, including research and development expenses of $3.0 million and selling, general and administrative expenses of $3.1 million. Operating expenses were primarily associated with the cost of supporting multiple ongoing clinical trials, commercialization of the Company’s VBLOC® vagal blocking therapy, including regulatory and reimbursement activities, and the continued development of VBLOC Therapy delivered through the Company’s Maestro® Rechargeable System. On December 31, 2014, the Company’s cash, cash equivalents and short-term investments totaled $11.6 million. As of February 18, 2015 the Company has raised a total of approximately $6.4 million under its $25.0 million ATM equity facility, of which $5.5 million was raised in 2015.

“Execution of our commercial strategy is well underway following the FDA approval that was received earlier this year,” said Greg S. Lea, Chief Financial Officer and Chief Operating Officer. “We believe that our current resources will permit us to start to build the necessary infrastructure, invest in inventory, fund product improvements and implement process changes to support our commercial strategy. As we achieve our early commercial objectives, we will continue to review actions required to strengthen our balance sheet to support the growth requirements of our strategy into 2016.”

Conference Call Details

The fourth quarter conference call may be accessed by dialing (877) 280-7473 (U.S. and Canada) or (707) 287-9370 (international), and entering passcode 81628442. A replay of the call will be available from February 18, 2015 at 2:00 PM Eastern Time through May 11, 2015 at 11:59 PM Eastern Time by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international) and entering passcode 81628442.

To access the live webcast, visit the events page of the investor relations section of EnteroMedics’ website at www.enteromedics.com. A replay of the webcast will be available immediately after the conference call.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. VBLOC® vagal blocking therapy, delivered by a pacemaker-like device called the Maestro® System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ Maestro Rechargeable System has received U.S. Food and Drug Administration approval, CE Mark and is listed on the Australian Register of Therapeutic Goods.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial sales experience with our Maestro® System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 27, 2014. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

(See attached tables)

ENTEROMEDICS INC.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Sales	$—	$—	$—	$—
Cost of goods sold	—	—	—	—
Gross profit	—	—	—	—

Operating expenses:
Research and development	3,014	2,868	11,031	11,075
Selling, general and administrative	3,073	3,506	14,562	13,659

Total operating expenses	6,087	6,374	25,593	24,734

Operating loss	(6,087)	(6,374)	(25,593)	(24,734)
Other income (expense), net	(94)	(199)	(536)	(1,047)
Net loss	$(6,181)	$(6,573)	$(26,129)	$(25,781)

Net loss per share - basic and diluted	$(0.09)	$(0.11)	$(0.39)	$(0.47)

Shares used to compute basic and diluted net loss per share	69,206	61,378	67,866	55,010

ENTEROMEDICS INC.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31, 2014	December 31, 2013
ASSETS
Cash, cash equivalents and short-term investments	$11,619	$23,297
Inventory	981	1,128
Prepaid expenses and other current assets	424	564
Property and equipment, net	482	577
Other assets	880	822

Total assets	$14,386	$26,388

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$399	$127
Debt	2,976	6,868
Other liabilities	4,347	4,714

Total liabilities	7,722	11,709

Stockholders’ equity	6,664	14,679

Total liabilities and stockholders’ equity	$14,386	$26,388

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